Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267 of Ferrellgas Partners, L.P. on Form S-3, in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1 and in Post-Effective Amendment No. 1 to Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our reports, which express an unqualified opinion and include an explanatory paragraph relating to changes in accounting principles, dated September 29, 2003, appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L. P. for the year ended July 31, 2003.


DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 20, 2003